Exhibit 99.1

CORRECTING AND REPLACING -  QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA, October 29, 2021 – In a release issued October 27, 2021 under the same headline for Quaint Oak Bancorp, Inc. (OTCQB: QNTO), under the table heading “Per Common Share Data,” the book value per share was stated as $17.47 at the three and nine months ended September 30, 2021. The correct figure should be $16.35.  The corrected release follows:

Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2021 was $1.8 million, or $0.89 per basic and $0.85 per diluted share, compared to $1.0 million, or $0.51 per basic and $0.50 per diluted share for the same period in 2020. Net income for the nine months ended September 30, 2021 was $4.3 million, or $2.17 per basic and $2.07 per diluted share, compared to $2.2 million, or $1.10 per basic and $1.08 per diluted share for the same period in 2020.

Robert T. Strong, President and Chief Executive Officer stated, “I am very pleased to present the Company’s earnings for the quarter ended September 30, 2021 which exceeded $1.7 million, an increase of 76.8% over the same period in 2020. Additionally, the Company’s earnings for the nine months ended September 30, 2021 were $4.3 million, an increase of 99.0% over the same period in 2020. Total asset growth was 10.7% along with deposit growth of 22.7% and loan growth of 6.6% at quarter end when compared to balances of December 31, 2020. The Bank continued curtailment of high rate CD dependency as evidenced by a CD portfolio reduction of 15.3% coupled with growth in our checking accounts of 35.7% and MMA portfolio of 92.0% at period end when compared to balances of December 31, 2020. This strategic posturing has resulted in an average cost of funds for the three months ended September 30, 2021 of 0.96%.”

Mr. Strong added, “We recently announced the launch of Oakmont Commercial, LLC, a multi-state specialty commercial real estate finance company as an additional subsidiary company of Quaint Oak Bank. Oakmont Commercial is intended to expand our engagement in this specialty line of Commercial Real Estate lending to a National program level. We have been able to initiate the formation of this company through a staged addition of an experienced leadership team. The addition of this company adds to the synergy of our existing Family of Companies as we continue to grow together.”

Mr. Strong commented, “Our Bank is also in the process of expanding its wholly owned subsidiary, Quaint Oak Real Estate, LLC. Two new offices have been opened, one in Chalfont, Pa. along with one in Doylestown, Pa. This initiative expands the Real Estate Company into the Delaware Valley market in addition to the Lehigh Valley market initially served. With the expansion comes new, experienced, high profile management. Again, the purpose of this expansion is to add to the synergy of our existing Family of Companies.”

Mr. Strong continued, “Our Bank’s wholly owned subsidiary, Quaint Oak Mortgage, LLC has again achieved the designation of one of the “Fastest Growing Companies” in the Lehigh Valley as designated by Lehigh Valley Business. The Mortgage Company has received this award for an astounding six years in a row. The Mortgage Company place tenth in a field of thirty companies who qualified for the award. This award was granted for increased volume during the year 2020 while operating in the depth of the pandemic. Quite an achievement. Additionally, in its own version of expansion, the Mortgage Company has recently launched “QO Direct”. This program is a state of the art, automated application process that is intended to expand the Mortgage Company’s field of service to a multi-state level.”

Mr. Strong concluded, “As previously reported, the Company declared a third quarterly cash dividend this year announced October 13, 2021 and payable November 8, 2021. Additionally, I am pleased to report that total stockholders’ equity increased 21.9% at September 30, 2021 compared to December 31, 2020. As always, in conjunction with having maintained a strong repurchase plan, our current and continued business strategy includes long-term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

As it has since the start of the COVID-19 pandemic, the Company continues to assess the effects of the pandemic on its employees, customers and the communities we serve. In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted. The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation. Since March 2020, the Company has continued to work diligently to help support its existing and new customers through the SBA Paycheck Protection Program (“PPP”), loan modifications, loan deferrals and fee waivers. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law. The Economic Aid Act opened a new PPP loan period for first loans and implemented a second loan draw for certain PPP borrowers, each through May 31, 2021. Under the first round the Company funded 854 PPP loans totaling $95.1 million. As of September 30, 2021, 831 of these first round PPP loans totaling $88.9 million were forgiven under the SBA forgiveness program. Under the second round of PPP the Company funded 985 PPP loans totaling $88.4 million as of September 30, 2021. As of September 30, 2021, 304 of the second round PPP loans totaling $18.6 million have been forgiven under the SBA forgiveness program.

The Bank also continues to work with our customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses. The Bank continues to evaluate all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.

On January 4, 2021, Quaint Oak Bank, the wholly-owned subsidiary of Quaint Oak Bancorp, Inc., invested $3.0 million for a 51% majority ownership interest in Oakmont Capital Holdings, LLC (“Oakmont”), a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. Oakmont has been providing commercial equipment financing and working capital throughout all 50 states since 1998. Quaint Oak Bank and Oakmont have had an existing business relationship since 2015. The investment in Oakmont provides additional financial resources to support Oakmont’s national expansion plans within the equipment finance industry as well as support an expansion of Oakmont’s business lines, while adding an equipment finance company to Quaint Oak Bank’s subsidiary companies. The financial results that follow include Quaint Oak Bank’s investment in Oakmont.

Net income amounted to $1.8 million for the three months ended September 30, 2021, an increase of $774,000, or 76.8%, compared to net income of $1.0 million for the three months ended September 30, 2020. The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $2.1 million and an increase in non-interest income of $1.7 million, partially offset by an increase in non-interest expense of $2.3 million, an increase in the provision for income taxes of $306,000, and an increase in the provision for loan losses of $356,000.

The $2.1 million or 74.9% increase in net interest income for the three months ended September 30, 2021 over the comparable period in 2020 was driven by a $1.8 million, or 42.5%, increase in interest income. The increase in interest income was primarily due to a $128.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $360.5 million for the three months ended September 30, 2020 to an average balance of $488.5 million for the three months ended September 30, 2021, and had the effect of increasing interest income $1.4 million. Also contributing to the increase in interest income was a 36 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.51% for the three months ended September 30, 2020 to 4.87% for the three months ended September 30, 2021, and had the effect of increasing interest income $442,000. The increase in yield was primarily due to the increase in amortization of deferred loan fees related to forgiven PPP loans.

The $354,000, or 26.1%, decrease in interest expense was primarily attributable to an 82 basis point decrease in rate on average certificate of deposit accounts, which decreased from 1.86% for the three months ended September 30, 2020 to 1.04% for the three months ended September 30, 2021, and had the effect of decreasing interest expense by $344,000. Interest expense on deposits continues to be actively managed to lower our cost of funds. This decrease was also partially attributable to a $29.8 million decrease in average certificate of deposit accounts which decreased from an average balance of $198.0 million for the three months ended September 30, 2020 to an average balance of $168.2 million for the three months ended September 30, 2021, and had the effect of decreasing interest expense $138,000. This decrease in interest expense was partially offset by a $139.8 million increase in average money market accounts which increased from an average balance of $52.7 million for the three months ended September 30, 2020 to an average balance of $192.5 million for the three months ended September 30, 2021, and had the effect of increasing interest expense by $294,000. This increase in money market interest expense was partially offset by a 29 basis point decrease in the rate on average money market accounts, which decreased from 0.84% for the three months ended September 30, 2020 to 0.55% for the three months ended September 30, 2021, and had the effect of decreasing interest expense by $142,000. The average interest rate spread increased from 2.58% for the three months ended September 30, 2020 to 3.62% for the three months ended September 30, 2021 while the net interest margin increased from 2.84% for the three months ended September 30, 2020 to 3.82% for the three months ended September 30, 2021.

The $356,000, or 177.1%, increase in the provision for loan losses for the three months ended September 30, 2021 over the three months ended September 30, 2020 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at September 30, 2021.

The $1.7 million, or 90.7%, increase in non-interest income for the three months ended September 30, 2021 over the comparable period in 2020 was primarily attributable to a $657,000, or 54.3%, increase in net gain on loans held for sale, a $475,000 increase in loan servicing income, a $350,000 increase in gain on sales from SBA loans, a $204,000, or 51.0%, increase in mortgage banking, equipment lending, and title abstract fees, a $110,000 increase in net gains on sale and write-downs of other real estate owned, an $11,000, or 16.2%, increase in real estate sales commissions, net and a $3,000, or 2.3%, increase in insurance commissions. The increases in net gain on loans held for sale, loan servicing income, and mortgage banking, equipment lending, and title abstract fees were primarily attributable to Oakmont’s results for the three months ended September 30, 2021. These increases were partially offset by a $106,000, or 73.6%, decrease in other fees and service charges.

The $2.3 million, or 72.7%, increase in non-interest expense for the three months ended September 30, 2021 over the comparable period in 2020 was primarily due to a $2.0 million, or 91.1%, increase in salaries and employee benefits expense, a $128,000, or 51.0%, increase in occupancy and equipment expense, a $67,000, or 25.9%, increase in other expense, a $59,000, or 155.3%, increase in FDIC deposit insurance assessment, a $57,000, or 32.2%, increase in data processing expense, and a $35,000, or 46.7%, increase in advertising expense. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the three months ended September 30, 2021 also contributed to the increases in occupancy and equipment expense, professional fees, and advertising expense. The increase in non-interest expense was partially offset by a $9,000, or 81.8%, decrease in other real estate owned expense, a $5,000, or 4.5%, decrease in professional fees and a $3,000, or 4.9%, decrease in Directors’ fees and expenses.

The provision for income tax increased $306,000, or 77.3%, from $396,000 for the three months ended September 30, 2020 to $702,000 for the three months ended September 30, 2021 due primarily to the increase in pre-tax income.

Net income amounted to $4.3 million for the nine months ended September 30, 2021, an increase of $2.2 million, or 99.0%, compared to net income of $2.2 million for the nine months ended September 30, 2020. The increase in net income was primarily the result of an increase in net interest income of $5.6 million and an increase in non-interest income of $4.3 million, partially offset by an increase in non-interest expense of $6.3 million, an increase in the provision for income taxes of $827,000, and an increase in the provision for loan losses of $638,000.

The $5.6 million or 72.3% increase in net interest income for the nine months ended September 30, 2021 over the comparable period in 2020 was driven by a $4.8 million, or 40.4%, increase in interest income. The increase in interest income was primarily due to a $167.8 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $311.1 million for the nine months ended September 30, 2020 to an average balance of $478.9 million for the nine months ended September 30, 2021, and had the effect of increasing interest income $6.2 million. This increase in interest income was partially offset by a 33 basis point decrease in the yield on average loans receivable, net, including loans held for sale, which decreased from 4.90% for the nine months ended September 30, 2020 to 4.57% for the nine months ended September 30, 2021, and had the effect of decreasing interest income $1.2 million. The decline in loan yield is primarily the result of lower yielding PPP loans funded from the second quarter of 2020 through the second quarter of 2021 and the impact of the Federal Reserve’s 150 basis point rate cuts in March 2020, partially offset by the increase in the amortization of deferred loan fees related to forgiven PPP loans.

The $791,000, or 19.0%, decrease in interest expense was primarily attributable to a 90 basis point decrease in rate on average certificate of deposit accounts, which decreased from 2.07% for the nine months ended September 30, 2020 to 1.17% for the nine months ended September 30, 2021, and had the effect of decreasing interest expense by $1.2 million. Interest expense on deposits continues to be actively managed to lower our cost of funds. Also contributing to this decrease was a $13.1 million decrease in average certificate of deposit accounts which decreased from an average balance of $192.7 million for the nine months ended September 30, 2020 to an average balance of $179.6 million for the nine months ended September 30, 2021, and had the effect of decreasing interest expense $204,000. This decrease in interest expense was partially offset by a $129.1 million increase in average money market accounts which increased from an average balance of $37.7 million for the nine months ended September 30, 2020 to an average balance of $166.8 million for the nine months ended September 30, 2021, and had the effect of increasing interest expense by $793,000. This increase in money market interest expense was partially offset by an 19 basis point decrease in the rate on average money market accounts, which decreased from 0.82% for the nine months ended September 30, 2020 to 0.63% for the nine months ended September 30, 2021, and had the effect of decreasing interest expense by $234,000. The decrease in interest expense was also partially offset by an increase in average other borrowings of $4.0 million which had the effect of increasing interest expense by $127,000. The average interest rate spread increased from 2.68% for the nine months ended September 30, 2020 to 3.20% for the nine months ended September 30, 2021, while the net interest margin increased from 2.97% for the nine months ended September 30, 2020 to 3.41% for the nine months ended September 30, 2021.

The $638,000, or 102.7%, increase in the provision for loan losses for the nine months ended September 30, 2021 over the nine months ended September 30, 2020 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, which includes the impact of the COVID-19 pandemic, prior loan loss experience and amount of non-performing loans at September 30, 2021.

The $4.3 million, or 95.1%, increase in non-interest income for the nine months ended September 30, 2021 over the comparable period in 2020 was primarily attributable to a $1.6 million, or 56.8%, increase in net gain on loans held for sale, a $1.0 million increase in loan servicing income, a $612,000, or 58.6%, increase in mortgage banking, equipment lending, and title abstract fees, a $565,000, or 795.8%, increase in gain on sales from SBA loans, a $362,000 gain on sale of investment securities available for sale, a $92,000 increase in net gains on sale and write-downs of other real estate owned, a $33,000, or 18.5%, increase in other fees and service charges, a $26,000, or 7.5%, increase in insurance commissions, and a $12,000, or 9.2%, increase in real estate sales commissions, net. The increases in net gain on loans held for sale, loan servicing income, and mortgage banking, equipment lending, and title abstract fees were primarily attributable to Oakmont’s results for the nine months ended September 30, 2021. The increase in other fees and service charges was primarily due to the increase in loan prepayment fees.

The $6.3 million, or 72.9%, increase in non-interest expense for the nine months ended September 30, 2021 over the comparable period in 2020 was primarily due to a $5.0 million, or 85.2%, increase in salaries and employee benefits expense, a $470,000, or 69.8%, increase in occupancy and equipment expense, a $260,000, or 36.4%, increase in other expense, a $167,000, or 35.2%, increase in data processing expense, a $149,000, or 44.0%, increase in professional fees, a $136,000, or 160.0%, increase in FDIC deposit insurance assessment, a $113,000, or 50.4%, increase in advertising expense, and an $11,000, or 6.3%, increase in Directors’ fees and expenses. The increase in salaries and employee benefits is primarily due to generally expanding and improving the level of staff at the Bank and its subsidiary companies, including Oakmont. Oakmont’s results for the nine months ended September 30, 2021 also contributed to the increases in occupancy and equipment expense, professional fees, and advertising expense. The increase in non-interest expense was partially offset by a $20,000, or 58.8%, decrease in other real estate owned expense.

The provision for income tax increased $827,000, or 95.5%, from $866,000 for the nine months ended September 30, 2020 to $1.7 million for the nine months ended September 30, 2021 due primarily to the increase in pre-tax income.

The Company’s total assets at September 30, 2021 were $535.9 million, an increase of $51.8 million, or 10.7%, from $484.1 million at December 31, 2020. This growth in total assets was primarily due to a $53.6 million, or 100.8%, increase in loans held for sale, and a $22.6 million, or 6.3%, increase in loans receivable, net. These increases were partially offset by a $19.6 million, or 57.8%, decrease in cash and cash equivalents and a $6.4 million, or 59.8%, decrease in investment securities available for sale at fair value. The largest increases within the loan portfolio occurred in commercial real estate which increased $24.9 million, or 18.9%, construction loans which increased $8.8 million, or 183.5%, one-to-four family non-owner occupied loans which increased $3.2 million, or 8.3%, and one-to-four family owner occupied loans which increased $2.7 million, or 35.2%. The increases within the loan portfolio were partially offset by commercial business loans which decreased $15.7 million, or 10.2%.

Loans held for sale increased $53.6 million, or 100.8%, from $53.2 million at December 31, 2020 to $106.8 million at September 30, 2021 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $162.0 million of one-to-four family residential loans during the nine months ended September 30, 2021 and sold $184.4 million of loans in the secondary market during this same period. Additionally, the Bank reclassified $17.4 million of equipment loans from loans receivable, net, to loans held for sale, received $9.8 million of loans held for sale from the formation of Oakmont Capital Holdings LLC, and originated $98.4 million in equipment loans held for sale during the nine months ended September 30, 2021. During the nine months ended September 30, 2021 the Company sold $49.6 million of equipment loans.

Total deposits increased $80.7 million, or 22.7%, to $435.5 million at September 30, 2021 from $354.8 million at December 31, 2020. This increase in deposits was primarily attributable to increases of $91.7 million, or 92.0%, in money market accounts, and $19.4 million, or 35.7%, in non-interest bearing checking accounts. The increase in deposits was partially offset by a $30.6 million, or 15.3%, decrease in certificates of deposit. The increase in non-interest bearing checking accounts was primarily due to the checking accounts opened by PPP loan customers.

Total Federal Home Loan Bank (FHLB) borrowings increased $7.0 million, or 18.3%, to $45.2 million at September 30, 2021 from $38.2 million at December 31, 2020. During the nine months ended September 30, 2021, the Company used excess liquidity to pay down $10.0 million of FHLB short-term and $4.0 million of FHLB long-term borrowings. During the second and third quarters of 2021, the Company borrowed $10.0 million and $11.0 million, respectively, of short-term FHLB advances to provide additional liquidity in anticipation of loan funding needs. Federal Reserve Bank (FRB) long-term borrowings decreased $43.2 million, or 89.7%, to $5.0 million at September 30, 2021 from $48.1 million at December 31, 2020 as the Company paid off PPP loans pledged as collateral under the FRB’s Paycheck Protection Program Liquidity Facility (PPPLF). The Company did not utilize the FRB’s PPPLF to fund second round PPP loans. Other short-term borrowings increased to $933,000 at September 30, 2021 from none at December 31, 2020.

Total stockholders’ equity increased $6.3 million, or 21.9%, to $35.0 million at September 30, 2021 from $28.7 million at December 31, 2020. Contributing to the increase was noncontrolling interest of $2.2 million, net income for the nine months ended September 30, 2021 of $4.3 million, common stock earned by participants in the employee stock ownership plan of $187,000, amortization of stock awards and options under our stock compensation plans of $126,000, the reissuance of treasury stock for exercised stock options of $87,000, and the reissuance of treasury stock under the Bank’s 401(k) Plan of $52,000 and net gain attributable to noncontrolling interest of $12,000. These increases were partially offset by dividends paid of $618,000, other comprehensive loss, net of $84,000, and the purchase of treasury stock of $25,000.

Non-performing loans amounted to $1.7 million, or 0.45%, of net loans receivable at September 30, 2021, one loan of which was on non-accrual status and one loan was 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $643,000 or 0.18% of net loans receivable at December 31, 2020, consisting of five loans, two loans of which were on non-accrual status and three loans were 90 days or more past due and accruing interest. The non-performing loans at September 30, 2021 include one one-to-four family residential non-owner occupied and one multi-family residential loan, and both are generally well-collateralized or adequately reserved for. The allowance for loan losses as a percent of total loans receivable, net was 1.13% at September 30, 2021 and 0.85% at December 31, 2020. Excluding PPP loans, which are 100% guaranteed by the SBA, the allowance for loan losses to total loans was 1.41% at September 30, 2021.

Other real estate owned (OREO) amounted to $489,000 at September 30, 2021 consisting of one property that is collateral for a non-performing construction loan. During the nine months ended September 30, 2021, the Company made $203,000 of capital improvements to the property. Non-performing assets amounted to $2.2 million, or 0.41% of total assets at September 30, 2021 compared to $929,000, or 0.19% of total assets at December 31, 2020.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC. These subsidiary companies conduct business from numerous locations within the Bank’s market area. As of January 4, 2021, the Bank holds a majority equity position in Oakmont Capital Holdings, LLC, a multi-state equipment finance company based in West Chester, Pennsylvania with a second significant facility located in Albany, Minnesota. Oakmont’s third quarter and year-to-date results are incorporated in the financial statements below.

In October 2021, the Company formed Oakmont Commercial, LLC, a wholly-owned subsidiary of Quaint Oak Bank. This subsidiary will be based in Southampton, Pennsylvania and will operate as a multi-state specialty commercial real estate financing company.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At September 30,	At December 31,
	2021	2020
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$14,316	$33,913
Investment in interest-earning time deposits	7,892	9,463
Investment securities available for sale at fair value	4,312	10,725
Loans held for sale	106,828	53,191
Loans receivable, net of allowance for loan losses (2021: $4,303; 2020: $3,061)	381,690	359,122
Accrued interest receivable	3,338	3,054
Investment in Federal Home Loan Bank stock, at cost	2,018	1,665
Bank-owned life insurance	4,115	4,054
Premises and equipment, net	2,550	2,341
Goodwill	3,107	515
Other intangible, net of accumulated amortization	234	271
Other real estate owned, net	489	286
Prepaid expenses and other assets	4,977	5,475
Total Assets	$535,866	$484,075

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$73,555	$54,202
Interest-bearing	361,952	300,643
Total deposits	435,507	354,845
Federal Home Loan Bank advances	45,193	38,193
Federal Reserve Bank advances	4,964	48,134
Subordinated debt	7,924	7,899
Other short-term borrowings	933	-
Accrued interest payable	384	362
Advances from borrowers for taxes and insurance	2,063	2,486
Accrued expenses and other liabilities	3,875	3,428
Total Liabilities	500,843	455,347
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	32,775	28,728
Noncontrolling Interest	2,248	-
Total Stockholders’ Equity	35,023	28,728
Total Liabilities and Stockholders’ Equity	$535,866	$484,075

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands, except for share data)
Interest Income
Interest on loans, including fees	$5,944	$4,060	$16,422	$11,423
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	73	163	327	504
Total Interest Income	6,017	4,223	16,749	11,927

Interest Expense
Interest on deposits	702	1,032	2,370	3,222
Interest on Federal Home Loan Bank short-term borrowings	8	-	14	31
Interest on Federal Home Loan Bank long-term borrowings	124	152	392	452
Interest on Federal Reserve Bank long-term borrowings	8	43	77	66
Interest on subordinated debt	130	130	390	390
Interest on other short-term borrowings	31	-	127	-
Total Interest Expense	1,003	1,357	3,370	4,161

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands, except for share data)
Net Interest Income	$5,014	$2,866	$13,379	$7,766
Provision for Loan Losses	557	201	1,259	621
Net Interest Income after Provision for Loan Losses	4,457	2,665	12,120	7,145

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	604	400	1,657	1,045
Real estate sales commissions, net	79	68	143	131
Insurance commissions	133	130	373	347
Other fees and services charges	38	144	211	178
Loan servicing income	475	-	1,026	-
Income from bank-owned life insurance	21	20	61	59
Net gain on loans held for sale	1,866	1,209	4,416	2,816
Net loss on sales of other real estate owned	-	(110)	-	(92)
Gain on the sale of SBA loans	369	19	636	71
Gain on the sale of investment securities available for sale	-	-	362	-
Total Non-Interest Income	3,585	1,880	8,885	4,555

Non-Interest Expense
Salaries and employee benefits	4,100	2,145	10,939	5,908
Directors' fees and expenses	58	61	186	175
Occupancy and equipment	379	251	1,143	673
Data processing	234	177	641	474
Professional fees	107	112	488	339
FDIC deposit insurance assessment	97	38	221	85
Other real estate owned expenses	2	11	14	34
Advertising	110	75	337	224
Amortization of other intangible	12	12	36	37
Other	326	259	974	714
Total Non-Interest Expense	5,425	3,141	14,979	8,663
Income before Income Taxes	$2,617	$1,404	$6,026	$3,037
Income Taxes	702	396	1,693	866
Net Income	$1,915	$1,008	$4,333	$2,171
Net Loss Attributable to Noncontrolling Interest	$133	$-	$12	$-
Net Income Attributable to Quaint Oak Bancorp, Inc.	$1,782	$1,008	$4,321	$2,171

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.89	$0.51	$2.17	$1.10
Average shares outstanding – basic	2,002,816	1,982,697	1,991,336	1,975,111
Earnings per share – diluted	$0.85	$0.50	$2.07	$1.08
Average shares outstanding - diluted	2,100,026	2,010,815	2,085,286	2,010,648
Book value per share, end of period	$16.35	$13.95	$16.35	$13.95
Shares outstanding, end of period	2,005,095	1,997,304	2,005,095	1,997,304

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	4.58%	4.18%	4.27%	4.56%
Average rate on interest-bearing liabilities	0.96%	1.60%	1.07%	1.88%
Average interest rate spread	3.62%	2.58%	3.20%	2.68%
Net interest margin	3.82%	2.84%	3.41%	2.97%
Average interest-earning assets to average interest-bearing liabilities	125.83%	119.30%	124.04%	118.32%
Efficiency ratio	67.46%	66.17%	71.31%	70.31%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.46%	0.32%	0.46%	0.32%
Non-performing assets as a percent of total assets	0.41%	0.35%	0.41%	0.35%
Allowance for loan losses as a percent of non-performing loans	248.46%	263.61%	248.46%	263.61%
Allowance for loan losses as a percent of total loans receivable	1.13%	0.82%	1.13%	0.82%
Texas Ratio (2)	5.84%	4.92%	5.84%	4.92%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

10